Exhibit 10.1

AGREEMENT TO PREPAY FUTURE PAYMENTS AT A DISCOUNT

This Agreement to Prepay Future Payments at a Discount (the “Agreement”) is dated as of August 31, 2009, by and between Co-Lead Counsel (as defined below), acting collectively as binding representative and agent of the Plaintiffs and Visa U.S.A. Inc. (“Visa”). Terms used but not defined herein shall have the meanings ascribed to them in the Settlement Agreement (as defined below).

W I T N E S S E T H

WHEREAS, Constantine Cannon LLP (formerly, Constantine & Partners) and Hagens Berman Sobol Shapiro LLP (formerly, Hagens Berman), together serve as co-lead counsel (“Co-Lead Counsel”) to the Plaintiffs in the In Re Visa Check/MasterMoney Antitrust Litigation, No. 96-CV-5238 (JG/JO), a class action filed in the U.S. District Court for the Eastern District of New York (the “Court”) against Visa; and

WHEREAS, the Plaintiffs and Visa filed with the Court an executed settlement agreement (the “Settlement Agreement”) on June 4, 2003, that the Court approved on December 19, 2003, and that became final on June 1, 2005, after the denial of or expiration of all time for appeals; and

WHEREAS, Visa is obligated under Section 3(a) of the Settlement Agreement to make four additional payments of $200 million each (the “Future Payments”) into the Settlement Fund Account on or before the following dates: December 22, 2009, December 22, 2010, December 22, 2011, and December 22, 2012; and

WHEREAS, in connection with the Settlement Agreement, Co-Lead Counsel established the Visa Qualified Settlement Fund bearing Employer Identification Number 200065396 (the “Visa Qualified Settlement Fund”); and

WHEREAS, Sections 11.16 and 11.17 of the Amended Plan of Allocation submitted to the Court by Co-Lead Counsel on August 16, 2005, provides that Visa may request that Plaintiffs work with Visa to establish a mutually agreeable discount rate to apply to any prepayment(s) in the event that Visa desires to make one or more payments on an accelerated basis; and

WHEREAS, Visa and Co-Lead Counsel now desire to enter into this Agreement to evidence their mutual agreement and to specify the terms with respect to the prepayment by Visa of the Future Payments at a discount.

NOW THEREFORE, the parties hereto agree as follows:

Section 1. Payment. The parties hereby agree that Visa shall make a payment of $682,000,000 (the “Payment”), on the later of September 30, 2009 or the business day after the date upon which the Court enters an order approving this Agreement and Co-Lead Counsel’s authority to enter into it (the “Payment Date”), into the existing Visa Qualified Settlement Fund account established pursuant to and in compliance with the terms of the Settlement Agreement, which are incorporated herein. The Payment shall be in full satisfaction of all of Visa’s remaining payment obligations to the Plaintiffs under the Settlement Agreement upon Final Approval as defined in Section 4 below.

Section 2. Future Payments. Except as provided in Section 4, upon making the Payment, Visa shall no longer be obligated to make the Future Payments.

Section 3. Event of Default. Failure of Visa to make the Payment on the Payment Date, shall constitute an event of default hereunder and shall entitle the Plaintiffs to seek from the Court immediate recovery of the Payment and any and all additional relief they believe appropriate including immediately payable post-judgment interest.

Section 4. Court Approval. Co-Lead Counsel agrees to seek approval of the Court and will use reasonable efforts to secure that approval as promptly as possible. Upon Court approval and the exhaustion of all available appeals from said approval, this Agreement will become final (“Final Approval”). Except as provided below, no disbursement from the Payment will be made unless and until Final Approval has occurred and the Court has approved such disbursement. Visa shall make the Payment on the Payment Date regardless of whether Final Approval of the Agreement occurs on or before the Payment Date. In the event that Final Approval of this Agreement does not occur on or before December 22, 2009, or the subsequent dates for such settlement payments under the Settlement Agreement, then Visa’s December 22, 2009 payment obligation of $200 million pursuant to Section 3(a) of the Settlement Agreement or such subsequent payment(s) under the Settlement Agreement that become due under Section 3(a) of the Settlement Agreement shall be deemed to have been made and the $200 million settlement payment for such year may be withdrawn from the Visa Qualified Settlement Fund by Co-Lead Counsel on or after the date that such settlement payment was to be paid under Section 3(a) of the Settlement Agreement in full satisfaction of Visa’s obligation to make a settlement payment for such year. In the event that Final Approval of this Agreement is not obtained as a result of a rejection of the

Agreement by the Court or, if approved, rejected as a result of an appeal of said Court approval, then and only then, shall this Agreement become null and void and Plaintiffs shall return the Payment with any accrued interest less any reductions that were made to the Payment pursuant to Visa’s payment obligations under Section 3(a) of the Settlement Agreement, and any portion of that sum that Plaintiffs fail to return to Visa shall be deducted from any remaining Visa payment obligations under Section 3(a). Should this Agreement so become null and void, all the terms of the Settlement Agreement shall remain in full force and effect.

Section 5. Choice of Law; Jurisdiction of the Court. All terms of this Agreement shall be governed and interpreted according to the substantive laws of the State of New York without regard to its choice of law or conflict of laws principles. Co-Lead Counsel and Visa agree to hereby irrevocably submit to the exclusive jurisdiction of the Court for any suit, action, proceeding or dispute arising out of or relating to this Agreement.

Section 6. Requisite Authority. Visa represents and warrants that it has the requisite power and authority to enter into this Agreement, and that no additional actions or approvals are required or necessary to evidence such authority.

[Signature page follows]

IN WITNESS WHEREOF, the signatories have read and understood this Agreement, have executed it, represent that the undersigned are authorized to execute this Agreement on behalf of the represented parties, have agreed to be bound by its terms and have entered into this Agreement as of the day and year first above written.

VISA U.S.A. INC.

By:	/s/ Byron Pollitt
Name:	Byron Pollitt
Title:	Chief Financial Officer

CONSTANTINE CANNON LLP,
Co-Lead Counsel, as binding representative and agent of the Plaintiffs

By:	/s/ Robert L. Begleiter
Name:	Robert L. Begleiter
Title:	Partner

HAGENS BERMAN SOBOL SHAPIRO LLP,
Co-Lead Counsel, as binding representative and agent of the Plaintiffs

By:	/s/ George W. Sampson
Name:	George W. Sampson
Title:	Partner